Exhibit 4.2

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES E CONVERTIBLE PREFERRED STOCK OF
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

March 16, 2017

Advanced Environmental Recycling Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby executes and adopts the following Certificate of Amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation and does hereby certify as follows:

FIRST:
The name of the Corporation is Advanced Environmental Recycling Technologies, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 2, 1988, and the date of filing of its original Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware was March 17, 2011.

SECOND:
Section 8 of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock is amended by adding the following as a new subsection (d):

“In the event of a Fundamental Transaction occurring prior to August 1, 2017, for the purposes of determining the amount to which each Holder of Series E Preferred Stock is entitled pursuant to Section 8(a), “Conversion Rate” shall mean 19,152.27.”

THIRD:
The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware, Article Fourth of the Certificate of Incorporation of the Corporation, as amended, and Section 21(b) of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation.

FOURTH:
The effective time of the amendment herein certified shall be the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation as of the date first written above.

Advanced Environmental Recycling Technologies, Inc.

By: /s/ Timothy Morrison
Name: Timothy Morrison
Title: Chairman and Chief Executive Officer

 (Signature Page to Certificate of Amendment)